UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2026

DISC MEDICINE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39438	85-1612845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Arsenal Street Suite 101
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 674-9274

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IRON	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 26, 2026, the board of directors of Disc Medicine, Inc. (the “Company”) approved, and management began implementing, a restructuring plan (the “Restructuring Plan”) to better align the Company’s workforce with its near-term strategic priorities following the receipt of a complete response letter from the U.S. Food and Drug Administration (“FDA”) on February 13, 2026 with respect to the Company’s New Drug Application for bitopertin for the treatment of erythropoietic protoporphyria and X-linked protoporphyria. Under the Restructuring Plan, the Company is reducing its workforce by approximately 20%. This reduction in staff primarily reflects focused workforce reductions among the Company’s commercial functions and certain supporting functions. The Company expects to complete the implementation of the Restructuring Plan in the second quarter of 2026.

The Company expects that it will incur aggregate charges of approximately $2.0 million in connection with the Restructuring Plan, consisting primarily of severance costs, which will be recorded primarily in the first quarter of 2026. The costs that the Company expects to incur in connection with the Restructuring Plan are subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISC MEDICINE, INC.

Date:	February 27, 2026	By:	/s/ John Quisel, J.D., Ph.D.
Name: John Quisel, J.D., Ph.D. Title: Chief Executive Officer